Consent of Independent Registered Public Accounting Firm
The Board of Directors and Shareholder
Nationwide Life Insurance Company:
We consent to the incorporation by reference in this Registration Statement on Form N-6 our reports on Nationwide VLI Separate Account - 4 and Nationwide Life Insurance Company and subsidiaries (the Company), dated March 13, 2014 and February 28, 2014, respectively, which appear in the Registration Statement on Form N-6 (File No. 333-137202). We also consent to the reference to our firm under the heading "Independent Registered Public Accounting Firm" in the Registration Statement on Form N-6 (File No. 333-137202), incorporated by reference into this Registration Statement.
/s/ KPMG LLP
Columbus, Ohio
September 25, 2014